UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 22, 2019

BSQUARE CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	000-27687	91-1650880
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 110th Ave NE, Suite 300

Bellevue, WA 98004

425-519-5900

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	BSQR	The NASDAQ Stock Market LLC (NASDAQ Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Christopher Wheaton as Chief Financial Officer

On August 22, 2019, the board of directors (the “Board”) of BSQUARE Corporation (the “Company”) appointed Christopher Wheaton to serve as the Company’s Chief Financial Officer (“CFO”), effective as of September 9, 2019. Mr. Wheaton succeeds Peter Biere, who currently serves in that position, and who will remain with the Company for a transitional period while the Company on-boards Mr. Wheaton.

Mr. Wheaton, 48, began working at IslandWood, a 501(c)(3) non-profit environmental education organization, in November 2018, became the interim Chief Financial and Operating Officer of IslandWood in January 2019 and will remain in that position until September 27, 2019.  Prior to his role at IslandWood, Mr. Wheaton was the Chief Operating and Financial Officer for Pacific Science Center Foundation, a 501(c)(3) non-profit educational organization, from April 2015 to September 2018. Prior to that, Mr. Wheaton co-founded EnerG2 Technologies, Inc., an advanced carbon materials manufacturing company, in 2003, and served as its Chief Operating and Financial Officer from July 2003 until April 2015.

There are no arrangements or understandings between Mr. Wheaton and any other persons pursuant to which Mr. Wheaton was selected as the Company’s CFO. Mr. Wheaton does not have any family relationship with any director or executive officer of the Company, or any person nominated or chosen to become a director or executive officer of the Company, and there are no applicable transactions that would require disclosure under Item 404(a) of Regulation S-K.

In connection with his appointment, the Company and Mr. Wheaton entered into an employment letter agreement (the “Letter Agreement”), pursuant to which Mr. Wheaton will serve as CFO on an at-will basis. From September 9, 2019 through September 29, 2019, Mr. Wheaton has agreed to work three days per week for a salary that would annualize to $165,000. Effective September 30, 2019, Mr. Wheaton has agreed to work full-time and for an annual salary of $275,000, subject to annual review. Mr. Wheaton will also be eligible to participate in the Company’s Annual Bonus Plan, with a 2019 annual bonus potential of $100,000 based on 100% achievement of certain Company financial targets and individual objectives to be mutually agreed upon by the Company’s Chief Executive Officer and Mr. Wheaton. Mr. Wheaton is also entitled to participate in the Company’s benefit plans and programs generally available to its employees. Mr. Wheaton will receive an option to purchase 129,173 shares of the Company’s common stock, of which 25% will vest on the first anniversary of the grant date of the stock options, with the remainder vesting in equal monthly installments for three years thereafter, in each case subject to Mr. Wheaton’s continued employment with the Company.

Immediately prior to the consummation of a “change of control” of the Company (as defined in the Letter Agreement), all of Mr. Wheaton’s then unvested stock options and restricted stock units shall become fully vested, subject to Mr. Wheaton’s continued employment with the Company. Additionally, if, within 12 months following a change of control of the Company, Mr. Wheaton is terminated by the Company or the Company’s successor other than for “cause” or “long term disability” (as each term is defined in the Letter Agreement) or Mr. Wheaton terminates his employment with the Company or its successor for “good reason” (as defined in the Letter Agreement), then Mr. Wheaton will be entitled to a one-time lump sum severance payment equal to (i) six months of his then effective annual base salary plus (ii) 100% of his target bonus, and he would be eligible for continued COBRA coverage for six months

The foregoing description of the Letter Agreement is intended as a summary, does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the full text of the Letter Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

In connection with his appointment as CFO, the Company and Mr. Wheaton will enter into the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Securities and Exchange Commission on February 21, 2017.

Item 7.01Regulation FD Disclosure.

On August 22, 2019, the Company issued a press release announcing Mr. Wheaton’s appointment. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

The information in the press release attached as Exhibit 99.1 hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Employment Letter Agreement with Christopher Wheaton dated as of August 20, 2019
99.1	Press Release dated August 22, 2019

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSQUARE CORPORATION

Date: August 22, 2019	By:	/s/ Ralph C. Derrickson
Ralph C. Derrickson
President and Chief Executive Officer